Southern National Bancorp of Virginia, Inc. Names George Cody Sheflett, Jr. Chief Operating Officer

MCLEAN, Va., Feb. 28, 2019 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National") announced today that George Cody Sheflett, Jr. has been appointed Executive Vice President, Chief Operating Officer and Chief Information Officer of Southern National, effective March 1, 2019.

Georgia Derrico, Executive Chairman of Southern National, stated "I am excited to announce Cody's additional responsibilities as Chief Operating Officer. Cody has been instrumental in helping the Company grow and succeed over the past 10 years and we believe his knowledge and leadership makes him an excellent choice for this position."

Mr. Sheflett is enthusiastic about his new expanded role at Southern National and commented, "I am thrilled about this opportunity and I look forward to helping Southern National build on its growth and continue its mission of becoming a better bank," said Mr. Sheflett.

Mr. Sheflett has more than 20 years of information technology experience in the banking industry. He most recently served as Executive Vice President and Chief Information Officer of Sonabank. Mr. Sheflett holds a Bachelor's degree in Computer Science from Strayer University.

Southern National also announced on February 28, 2019 that Jeffrey Culver will continue as President of the Company.

About Southern National

Southern National is the bank holding company for Sonabank, a Virginia state chartered bank which commenced operations on April 14, 2005. Sonabank provides a range of financial services to individuals and small and medium sized businesses. As of December 31, 2019, Southern National had $2.18 billion in total loans, $2.70 billion in total assets, $2.10 billion in total deposits and $348.3 million in total stockholders' equity. At December 31, 2018, Sonabank had thirty-eight full-service retail branches in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, located in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Contact: R. Roderick Porter, Executive Vice Chairman	Contact: Joe A. Shearin, CEO
Phone: 202-464-1130 ext. 2406	Phone: 804-528-4752
Fax: 202-464-1134	Southern National Bancorp, NASDAQ Symbol SONA
Southern National Bancorp, NASDAQ Symbol SONA	Website: www.sonabank.com
Website: www.sonabank.com